News Release

Firsthand Technology Value Fund Discloses
Top Portfolio Holdings

San Jose, CA, March 16, 2016 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, disclosed today that its top five holdings as of February 29, 2016 were IntraOp Medical, Pivotal Systems, QMAT, Turn, and Wrightspeed.

1.	IntraOp Medical Corp. is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients. As of February 29, 2016, the Fund’s investment in IntraOp consisted of 26,856,187 shares of preferred stock plus debt securities and represented approximately 14.9% of the Fund’s estimated net assets.*

2.	Pivotal Systems, Inc. provides monitoring and process control technologies for the semiconductor manufacturing industry. As of February 29, 2016, the Fund’s investment in Pivotal consisted of 27,270,713 shares of preferred stock plus debt securities and represented approximately 13.3% of the Fund’s estimated net assets.*

3.	QMAT, Inc. is developing advanced materials technologies for applications in the electronics industry. As of February 29, 2016, the Fund’s investment in QMAT consisted of 14,000,240 shares of preferred stock plus warrants to purchase additional shares, and represented approximately 8.2% of the Fund’s estimated net assets.*

4.	Turn Inc. is a leading provider of advertising technology to Fortune 1000 marketers and their agencies. As of February 29, 2016, the Fund’s investment in Turn consisted of 1,798,562 shares of preferred stock and represented approximately 8.0% of the Fund’s estimated net assets.*

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5.	Wrightspeed, Inc. is a supplier of electric drivetrains for medium-duty trucks. As of February 29, 2016, the Fund’s investment in Wrightspeed consisted of 3,819,451 shares of preferred stock, and represented approximately 7.2% of the Fund’s estimated net assets.*

The Fund also announced that, as of February 29, 2016, estimated net assets of the Fund were approximately $179 million, or $23.29 per share, including cash of approximately $0.03 per share. As of that date, the Fund’s top five holdings constituted 51.5% of the Fund’s estimated net assets. Complete financial statements and a detailed schedule of investments as of December 31, 2015, are available with the Fund’s annual report filing on Form 10-K.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

*
Estimated net assets as of February 29, 2016, represent net assets of approximately $176 million as of December 31, 2015, plus the net change in unrealized appreciation/depreciation and realized gains/losses on publicly traded and private securities since December 31, 2015. For the purposes of calculating the percentage of net assets represented by each investment, the value of each holding is determined by the most recent of: (1) the purchase price, (2) the market value for public securities, less any discounts taken due restrictions on the stock, or (3) the December 31, 2015, fair value of each security, as determined under procedures approved by our Board of Directors.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com